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                               [USA WASTE LOGO]

                            FOR IMMEDIATE RELEASE

                                                      Contact: Lew Nevins
                                                           (713) 512-6228

                                                               UW # 97-01


                    USA WASTE ANNOUNCES CANADIAN ACQUISITION

     Houston, TX (January 15, 1997) -- USA Waste Services, Inc. (NYSE:UW) announced today that it has executed a definitive agreement to acquire all the Canadian solid waste subsidiaries of Allied Waste Industries, Inc. for approximately US $518 million. Allied acquired these operations from Laidlaw, Inc. in December 1996, in connection with their purchase of all of Laidlaw's solid waste business in North America. The closing of the transaction, estimated to occur prior to the end of the first quarter of 1997, is subject to Canadian regulatory approvals and other customary closing conditions.

     The businesses being acquired by USA Waste generate approximately US $270 million a year in revenues and include 7 landfills, 41 collection operations and 8 transfer stations in the provinces of Alberta, British Columbia, Manitoba, Ontario, Quebec and Saskatchewan.

     In August 1996, USA Waste acquired all of the Canadian solid waste assets of Philip Environmental Inc. and additional Canadian assets in the Sanifill, Inc. merger. Upon the consummation of the Allied transaction announced today, USA Waste will have annualized revenues in Canada of approximately US $340 million, encompassing 12 landfills, 53 collection operations and 15 transfer stations.

     John E. Drury, CEO of USA Waste stated, "This transaction is expected to be accretive to 1997 earnings and will significantly expand our asset base and market presence in Canada. We also expect significant synergies and enhanced growth opportunities as we combine these new assets with our existing businesses."

     Mr. Drury noted that USA Waste's commitment to focusing only on the non-hazardous solid waste business in North America will continue and he sees unparalleled opportunities for growth. Mr. Drury further stated, "Confidence in the solid waste industry and our proven consolidation track record drive a very focused growth strategy. We have been effectively implementing this strategy and will continue to pursue profitable growth opportunities going forward."


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USA Waste Services Announces Canadian Acquisition
January 15, 1997
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        USA Waste, based in Houston, Texas is an integrated, non-hazardous, solid waste management company serving municipal, commercial, industrial and residential customers in 36 states, the District of Columbia, Canada, the Commonwealth of Puerto Rico and Mexico.

CERTAIN STATEMENTS PROVIDED IN THIS RELEASE CONSTITUTE FORWARD LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. THESE RISKS AND UNCERTAINTIES MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM OUR EXPECTED RESULTS AND ARE DESCRIBED IN DETAIL IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.


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